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                                                                    EXHIBIT 4.11

                             ENGLISH TRANSLATION OF

                               LEASE CONTRACT FOR

                  EDIFICIO C/ VALGRANDE N(DEGREE)6. ALCOBENDAS

In Madrid, on November 15, 2000.

                                 Having Gathered

The party of the first part, VALGRAND 6, S.A., with address in Alcobendas (Madrid), Avenida de Europa no. 18 and operating under Fiscal Identification Number (CIF) A-80322654. The company is represented herein by Mr. Luis Calle Gonzalez, holder of National Identity Card number 1.387.595-M, called hereinafter "THE LESSOR", who exercises the faculties renewed in deed granted in Alcobendas on May 29, 2000 before the Notary, Mr. Manuel Rodriguez Marin.

And the party of the second part, CARRIERHOUSE, S.A., with address at c/ Isabel Colbrand no. 8, in Madrid, operating under Fiscal Identification Number (CIF) A-82232448, and represented herein by Mr. Jose Ignacio del Barrio Gomez, holder of National Identity Card number 51.343.948-J, who exercises the faculties granted in deed of power of attorney signed before the Notary of Madrid Mr. Carlos Perez Baudin, on November 14, 2000, Deed number 3694 in his notarial records. Hereinafter called "THE LESSEE".

Both parties mutually recognize each other to hold sufficient legal capacity, in the character in which they act, to enter into contract and bind themselves, and

                                   They State

1. That on March 15, 2000 THE LESSEE signed a lease contract with the company SOTOHENAR, S.L. for Premises A-1, on the First story, and B, on the Second story, in the Building located at c/ Valgrande no. 6 in Alcobendas. Said contact and its annexes are attached as Appendix 1.

2 That on May 19, 2000 both parties entered into a second lease contract. The lease conditions of these premises are set out in the following table:

                                       1
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
 Story      Premises          Lessee
--------    --------    ------------------
Basement                 BBVA
First         A-1        Carrierhouse
First         A-2A       BBVA
First         A-2B       BBVA
First                    Banco de Comercio
Second        C          BBVA
Second        An.c       -
Second        B          Carrierhouse
Third         D-1A       -
Third         D-1B       -
Third         D-2A       -
Third         D-2B       -
Fourth        E-1        -
Fourth        E-2

Said contact and its annexes are attached as Appendix 2.

3. That on May 30, 2000 SOTOHENAR, S.L. transferred to the company VALGRAND 6, S.A. the plot of land located at c/ Valgrande no. 6, together with the building that contains the premises that are the object of the present document.

4. That prior to the transfer mentioned in Statement 3, THE LESSEE and previous owner of SOTOHENAR, S.L. had agreed to combine in one the two aforementioned lease contracts, which it now carries out in this act, the present LESSOR, VALGRAND 6, S.A., assuming the obligations acquired by the previous owner.

5. That said agreement to combine both contracts had a deadline that expired on May 30, 2000, which was extended by THE LESSEE and THE LESSOR until September 30, 2000, by way of private document signed by both parties and which accompanies the present Contract as Appendix 3.

6. That THE LESSEE is interested in leasing the whole of the aforementioned Building (with exception to the 165 sq.m premises leased to Banco de Comercio, which will be made available to THE LESSEE once the current lease contract with Banco de Comercio has expired), to install offices or storeroom facilities for itself or for other companies of Abengoa and/or third parties, and technical premises prepared for its own use and/or for outsourcing services to communications operators and other entities. These latter services will consist in housing, maintenance and, if appropriate, operation, using its own personnel or with the assistance of personnel from the operators or entities, of communication and/or computer equipment, within the limits established under Law, by-laws and any other applicable administrative requirements.

7. That the LESSOR expressly declares that the Building complies with all the requisites and conditions required for the LESSEE to carry out its business activity.

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8.    In consequence, the LESSOR and the LESSEE proceed to combine both lease contracts in one sole contract drawn up as set out below and which will govern the contractual relationship between the parties, based on the following,

                                     Clauses

1.    DEFINITIONS

Delivery or Reception Record refers to the document signed by both parties in acceptance or rejection of the premises and reforms delivered by the LESSOR.

Lease refers to the present Lease Contract.

Contract refers to the present document and all its appendixes.

Date of Commencement of Contract: October 1, 2000.

Building refers to the property located at calle Valgrande number 6 in Alcobendas.

Premises refer to the different parts of the Building that are the object of the present Contract, identified in Appendix 5.

Reforms in Communal Areas refer to those works and reforms included in Appendix 7B.

Party refers to either Valgrand 6 or Carrierhouse individually.

Parties refer to both Valgrand 6 and Carrierhouse jointly.

Pending Finishes refer to those finishes or parts thereof in the Premises or in the communal areas that have not been completed or have been insufficiently completed by THE LESSOR and which THE LESSEE has indicated in the Initial Reception Record as a necessary requirement for Final Reception of the Premises or communal area.

Surety Bond refers to the insurance cover contracted with Insurance Company as surety for the payment of the two (2) month's rent in the terms set out in clause 3.8.

Reforms/Adaptations and Fitting Out refer to the works to be carried out by THE LESSEE, under its own responsibility and to its own account and which are considered necessary and essential to start up the business activity.

2.    LEASED OBJECT

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2.1   Subject to the terms and conditions set out in the present Contract and its Appendixes, THE LESSOR leases to THE LESSEE, who accepts, the premises described in Statement 2 and further described in the plans attached as Appendix 5, for the latter to carry out in said premises the business activities described in Statement 6 of this Contract. The 165 sq.m premises leased to Banco de Comercio, will be made available to THE LESSEE once the current lease contract with Banco de Comercio has expired

2.2 THE LESSEE will have the right of use, as a complementary element to the leased Premises, of the one hundred and ten (110) open-air parking spaces and all the outside areas located within the plot on which the Building stands, which is identified in the plan attached as Appendix 6.

2.3 This right of use will be understood as included within the agreed rent and, therefore, will not give THE LESSOR the right to any further payment.

2.4 THE LESSOR leases the Premises free from charges, encumbrances and tenants and assumes the obligation to allow THE LESSEE the quiet enjoyment of the Premises and the parking spaces during the whole term of the Contract.

                                       4
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3.    CONTRACT TERM

3.1 The present Lease Contract will have a term of TWENTY (20) YEARS, to commence on October 1, 2000.

3.2 The Contract will be renewed for successive terms of three (3) years if, upon finalization of the initially agreed term, neither of the Parties have notified, at least one (1) year prior to said date of maturity, their opposition to renewal.

3.3 THE LESSEE is obliged to pay the Rent for the first seven (7) years. Therefore, in the event that THE LESSEE decided to terminate the lease on any of the leased Premises before the first seven (7) years have elapsed it will be obliged to notify THE LESSOR at least six (6) months in advance and to pay the total Rent amount corresponding to the non-elapsed period of said initial seven (7) year period.

3.4 Once the obligatory lease period has elapsed, if THE LESSEE wishes to terminate the lease on any of the Premises at any time from the beginning of the eighth (8th) year following the Date of Commencement of the present Contract and before the end of the tenth (10th) year, it shall notify this to THE LESSOR at least six (6) months in advance. In this case THE LESSEE shall pay THE LESSOR, apart from the rent for the six (6) months prior to the notified Contract termination date, a further amount equal to six (6) month's rent, in concept of agreed penalty.

3.5 As from the eleventh (11th) year following the Date of Commencement of the present Contract and until its expiry, if THE LESSEE wishes to give up the PREMISES, thus terminating the Contract, it will be required only to notify this to THE LESSOR six (6) months in advance of said date of termination and pay the rent corresponding to said six (6) months.

3.6 Handover of keys will be understood as having taken place when these are made available to THE LESSOR by way of deposit with a Notary, the Courts or through any other recordable means.

3.7 Any significant breach of the terms agreed in this Contract will give the party not in breach of contract the right to notify in a justifiable manner the party in breach of contract, granting said party a period of sixty (60) calendar days as from the date of such notification to rectify the breach.

3.8 THE LESSEE will take out and keep up to date and in effect, a Surety Bond Insurance equivalent to two (2) month's rent for each of the Premises for which THE LESSEE has accepted final delivery in the terms established under clause 4.1 of the present Contract. THE LESSEE declares and accepts that said Surety Bond shall be handed over on the first day of the month in which, the rent-free period having elapsed, the bond has to be deposited and rent payments for each of the Premises initiated.

3.9 Failure by THE LESSEE to pay the monthly rent in the terms established under Clause 5 of the present Contract, will give THE LESSOR the right to execute, with prior notification in a justifiable manner to THE LESSEE, the Surety Bond mentioned in the previous clause to obtain payment of the rent due. Execution of said Surety Bond will constitute fulfillment of THE LESSEE's rent payment obligation.

3.10 Should the non-paid rent amounts exceed the rent equal to two (2) month's rent, THE LESSOR will be empowered to terminate the present Contract and demand performance of that established under Clauses 3.3, 3.4 or 3.5 of the present Contract, as appropriate.

                                       5
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4.    DELIVERY OF THE PREMISES

4.1 The Parties accept and agree that the Premises will be handed over in two Stages, as follows:

      -     Initial Delivery and Reception of the Premises (Stage 1A).

            THE LESSOR will hand over the Premises on the dates and in the conditions set out in Appendix 7A, as long as the Parties agree that the Premises are handed over in an appropriate state for THE LESSEE to carry out the Adaptation and Fitting Out to its entire satisfaction and without the works of THE LESSOR producing any damages for THE LESSEE or interfering with the LESSEE's Adaptation and Fitting Out of said Premises.

            For the purpose of reception of the premises by THE LESSEE in Stage 1A, THE LESSOR will designate a technician who, together with the technician designated by THE LESSEE, will accept or reject Premises upon completion of the works determined for each of these and always within a maximum period of three (3) working days following notification, in writing, from THE LESSOR.

            Reception of Premises shall be documented by way of the pre-established document using the format of the model attached in Appendix 8, to be signed by both Parties and contain indication of the Pending Finishes, upon which THE LESSEE will accept that said Premises are in an appropriate state to commence the Adaptation and Fitting out for the purpose of carrying out its business activity.

            Rejection of Premises shall be documented by way of the pre-established document using the format of the model attached in Appendix 8, to be signed by both Parties and containing THE LESSEE's motives for such rejection, which may not be based on any cause other than those that prevent it from carrying out the Adaptation and Fitting Out of the Premises required to commence its business activity.

      -     Final Delivery and Reception of the Premises (Stage 1A).

            The LESSOR will carry out final delivery of the Premises at least fifteen (15) days prior to the end of the rent-free period and in accordance with the dates indicated in the Initial Reception Record, as long as all the Pending Finishes detailed in the Initial Delivery or Reception Record have been completed and THE LESSEE can carry out the Adaptation and Fitting Out required for commencement of its business activity.

            For the purpose of final reception of the premises by THE LESSEE in Stage 2A, THE LESSOR will designate a technician who, together with the technician designated by THE LESSEE, will give final acceptance of the Premises upon completion of the works detailed in the Initial Delivery and Reception Record for each of these and always within a maximum period of three (3) working days following notification, in writing, from THE LESSOR.

            The Final Delivery or Reception of Premises shall be documented by way of the pre-established document using the format of the model attached in Appendix 8, to be signed by both Parties.

                                       6
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4.2   THE LESSOR hereby also undertakes to carry out the Works in Communal Areas detailed in Appendix 7B. The Parties accept and agree that each of the works will be handed over in two Stages, as follows:

      - Initial Reception of the Works in Communal Areas detailed in Appendix 7B (Stage 1B).

            THE LESSOR will hand over the Works in Communal Areas in accordance with the date and conditions indicated in Appendix 7B, as long as the Parties agree that they are handed over in an appropriate state for THE LESSEE to have, to its entire satisfaction, the use and enjoyment of the areas required to carry out its business activity.

            For the purpose of initial reception of the Works in Communal Areas by THE LESSEE in Stage 1B, THE LESSOR will designate a technician who, together with the technician designated by THE LESSEE, will accept or reject Premises upon completion of the works determined for each of these and always within a maximum period of three (3) working days following notification, in writing, from THE LESSOR.

            Reception of Works in Communal Areas shall be documented by way of a pre-established document following the format of the model attached in Appendix 8, to be signed by both Parties and contain indication of the Pending Finishes, upon which THE LESSEE will accept that said Works are adequate and apt for it to have, to its entire satisfaction, the use and enjoyment of the areas necessary to carry out its business activity.

            Rejection of Works in Communal Areas shall be documented by way of the pre-established document using the format of the model attached in Appendix 8, to be signed by both Parties and containing THE LESSEE's motives for such rejection, which may not be based on any cause other than those that prevent it from carrying out its business activity.

      -     Final Delivery and Reception of works detailed in Appendix 7B (Stage
            2B).

            The LESSOR will carry out final delivery of the works detailed in Appendix 7B in accordance with the dates indicated in the Initial Reception Record, as long as all the Pending Finishes detailed in the Initial Delivery or Reception Record have been completed and THE LESSEE can have, to its entire satisfaction, the use and enjoyment of the areas required to carry out its business activity.

            For the purpose of final reception of the works detailed in Appendix 7B by THE LESSEE in Stage 2B, THE LESSOR will designate a technician who, together with the technician designated by THE LESSEE, will give final acceptance of the Works in Communal Areas upon completion of the works detailed in the Initial Delivery and Reception Record for each of these and always within a maximum period of three (3) working days following notification, in writing, from THE LESSOR.

            The Final Delivery or Reception of Works in Communal Areas shall be documented by way of the pre-established document using the format of the model attached in Appendix 8, to be signed by both Parties.

4.3 THE LESSOR will carry out all the conditioning works on the exterior of the Building, as well as those necessary for supplying basic services to the leased Premises and in the form indicated in Appendix 7 of the present Contract.

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4.4   In the specific plans for the leased Premises, drawn up with the mutual agreement of the Parties, the air-conditioning connection points and others for connecting, in each one of the Premises, the equipment belonging to THE LESSEE, will be indicated.

4.5 Whilst the works described in Appendix 7 are in progress, THE LESSOR will allow THE LESSEE, following prior notification and consultation, to individualize the accesses to the Premises, as long as, apart from allowing the normal use of the rest of the stories of the Building, this is carried out in compliance with the applicable bylaws, and particularly with those regarding safety and fire protection.

4.6 THE LESSOR undertakes to carry out the works necessary to comply with the safety and fire protection regulations in the communal areas of the Building where the leased Premises are located. When carrying out any works, THE LESSOR will do so using whatsoever means to prevent any type of damage to Premises leased by THE LESSEE, or to the property of the latter or of those for which the latter is responsible, THE LESSOR, in any case, holding itself responsible for and taking charge of any damages caused to said property or to the interests of THE LESSEE.

4.7 THE LESSEE undertakes to facilitate the execution of the adaptation works in the Building described in Appendixes 7 and 9, and those that, due to technical requisites or the requirements of Organisms or Supply Companies, may affect the leased Premises.

4.8 The exclusive use of the restrooms located on the third and fourth stories of the Building are hereby included in the Lease. Until such time as the Premises C, A-2.A, A-2.B and the basement are made available to THE LESSEE, the hallways of the third and fourth stories will be used exclusively, in the measure in which such use may be compatible with access to the terrace of the Building and the safety bylaws in effect.

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5.    RENT

5.1 Both Parties, by mutual agreement, establish the amount of the rent for the Premises in 1,550 pesetas per month and square meter, and for the Basement Premises in 425 pesetas per square meter, sum that is distributed between the leased Premises as follows:

      -     Premises E-1: 1,550 Pta/m(2) x 4,159.89 m(2) = Pta 6,447,830.

      -     Premises E-2: 1,550 Pta/m(2) x 4,657.65 m(2) = Pta 7,219,358.

      -     Premises D-1 .A: 1,550 Pta/m(2) x 1,858.28 m(2) = Pta 2,880,334.

      -     Premises D-1 .B: 1,550 Pta/m(22) x 2,301.61 m(2) = Pta 3,567,496.

      -     Premises D-2.A: 1,550 Pta/m(2) x 2,685.41 m(2) = Pta 4,162,386.

      -     Premises D-2.B: 1,550 Pta/m(2)(x) 1,972.24 m(2) = Pta 3,056,972.

      -     Premises A.1: 1,550 Pta/m(2) x 2,480.48 m(2) = Pta 3,844,744.

      -     Premises A-2.A: 1,550 Pta/m(2) x 2,100.12 m(2) = Pta 3,255,186.

      -     Premises A-2.B: 1,550 Pta/m(2)x 2,178.80 m(2) = Pta 3,377,140.

      -     Premises B: 1,550 Pta/m(2) x 5,232.81 m(2)= Pta 8,110,856.

      -     Premises C: 11,550 Pta/m(2) x 6,952.40 m(2) = Pta 10,776,220.

      -     Premises Appendix C: 1,550 Pta/m(2) x 455.50 m(2)= Pta 706,025.

      -     Basement Premises: 425 Pta/m(2) x 7,619.00 m(2) = Pta 3,238,075.

      Given that delivery and use of the Premises is carried out in a scaled manner according to the schedule indicated in Appendix 10, the amount of the monthly rent will be agreed for each of the Premises, once the rent-free period established in Clause 5.2 has elapsed.

5.2 A rent-free period of TWO (2) MONTHS is established in respect of the payment of rent, from the date of delivery of each of the Premises in Stage 1, in accordance with that set out in Clause 4.1 of this Contract.

      Should any of the leased Premises, for causes attributable to THE LESSOR, be handed over with a delay of one (1) week in respect of the dates scheduled in Appendix 7A for Stages 1A and 2A established under Clause 4.1, the Parties agree that this same period will be added to the rent-free period established in respect of rent payment under Clause 5.2. If delivery is delayed more than one (1) week, said rent-free period will be extended by two (2) weeks, for each week of delay. For the purpose of this calculation and when THE LESSOR delays delivery by more than one (1) week, the remaining days' delay that do not make a whole week will be considered as a whole week.

      Should the works referred to under Clause 4.2, Works to be carried out in Communal Areas of the Building, not be completed on the date scheduled and established in Appendix 7B, and payment of the rent established in the present Contract had already begun, the Parties accept that THE LESSEE shall suspend payment of the rent for the affected Premises for a period equal to two (2) weeks for every period of one (1) week that the aforementioned works remained incomplete and delayed in respect of the date established in Appendix 7B. For the purpose of this calculation and when THE LESSOR delays delivery by more than one (1) week, the remaining days' delay that do not make a whole week will be considered as a whole week.

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      Should the LESSEE request, in writing, that the delivery by THE LESSOR of any of the leased Premises or the aforementioned Works in Communal Areas be delayed in respect of the dates established in Appendix 7, THE LESSEE will pay THE LESSOR the rent in accordance with those dates, without prejudice to other delays due to causes attributable to THE LESSOR, in which case that set out in the previous paragraph will be applicable.

5.3 The monthly rent will be increased by the legally applicable VAT and will be paid monthly in advance (once the rent-free period has elapsed).

5.4. As surety for the payment of rent, at the time of signing the contract dated May 19, THE LESSEE delivered to THE LESSOR a performance bond certificate guaranteeing performance of the present Contract and issued by Sociedad Anonima de Instalaciones de Control (Sainco), company that THE LESSEE declares is solvent and which is part of the Carrierhouse, S.A. business group.

5.5. The rent and assimilated amounts will be paid monthly in advance, within the first five (5) working days of each month, and by way of debit notes issued by THE LESSOR and charged to the account of THE LESSEE, which the latter will notify the former by registered mail. THE LESSEE will deliver to THE LESSOR a letter of authorization for a direct debit standing order, addressed to the bank in which said standing order for the payments is to be established.

6.    RENT REVISION

6.1 The rent will be revised on June 1 each year during the term of the present Contract in accordance with the variations of the weighted Retail Price Index, according to the indexes published by the National Statistics Institute, or any other similar Entity that may substitute it. The first revision will take place on June 1, 2001.

6.2 In the event that, upon the date of the respective revisions, THE LESSOR does not have available the aforementioned indexes, it will continue to issue provisional debit notes for the last corresponding rent amounts, THE LESSEE settling the difference once said indexes are available and together with the first debit note for the revised rent. To put into effect the preceding stipulation it will be required that THE LESSOR give THE LESSEE prior notification and warning.

6.3 Once the ten (10) year term of the Contract has elapsed, if the rent being paid in similar buildings in the area exceeds in more than five (5) percent the agreed rent, including revisions, an extraordinary rent revision will be carried out and will serve as the basis for the following years, situating the rent in line with the market prices at that time. Unless otherwise agreed by the Parties, the amount of the revision will be determined by three (3) property appraisal agencies or firms agreed by the Parties or, in the event of failure to reach an agreement, by one designated by each party and a third designated by the President of the Real Estate Agents Society, or failing this, by the President of the Property Administrators' Society, the amount of the revision to be calculated as the arithmetic mean amount of the three (3) appraisals and establishing, in any case, a maximum limit of twenty-five percent (25%) for this revision.

7.    COMMUNAL, SERVICES AND SUPPLY EXPENSES

7.1 The rent does not include the general expenses for Communal Services in the Building for the concepts of general maintenance and electricity, security, cleaning, gardening, etc., which are to the account of THE LESSEE.

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7.2   The Parties agree that once each and all the works in communal elements established in Appendix 7B have been completed, THE LESSEE will take over the Building administration and assume all the Building's expenses, regardless of the fact that it charges THE LESSOR for the expenses corresponding to the services consumed by BBVA and Banco del Comercio, THE LESSOR being solely and exclusively responsible for obtaining payment of these last. Therefore, THE LESSEE shall present a budget for expenses in December every year, based on which the corresponding debit notes will be issued in concept of the services consumed by BBVA and Banco del Comercio until the eleventh (11th) month, at which time an adjustment will be made in accordance with the real consumptions.

7.3 Payment of the Property Tax (Impuesto Sobre Bienes Inmuebles) for the leased Premises will be to the account of THE LESSOR.

7.4 Services such as water, electricity, telephone, etc. will be contracted in the name of THE LESSEE, who will be responsible for their costs.

8.    USE OF THE LEASED PREMISES. ASSIGNMENT AND SUB-LETTING.

8.1 THE LESSEE shall dedicate the leased Premises to the use indicated under Statement 6. The parking spaces, basement, outside areas within the plot where the Building is located, the roofs and the terrace may be dedicated to uses other than their normal uses, as long as no prohibited use, or permitted use in a prohibited manner, is made of them.

8.2 Unless otherwise indicated by THE LESSEE, the basement will be handed over by THE LESSOR prepared for use as a garaging facility. Should the said garage space be exploited commercially by THE LESSEE through a commercial arrangement with any legal entity not part of Abengoa, THE LESSEE shall notify THE LESSOR of this circumstance upon which the rent payable for the square meters occupied by the garage space will immediately be changed to that which corresponds to the rest of the Building.

8.3 THE LESSEE expressly declares that it undertakes to comply with and faithfully respect the provisions of any municipal bylaws that regulate the use of Premises.

8.4 THE LESSEE may not assign, sub-let or transfer the lease of any of the leased Premises without express prior permission, in writing, from THE LESSOR, expressly agreeing exclusion of the first paragraph of Section 32 of the current Rental Act (Ley de Arrendamientos Urbanos). Notwithstanding this:

      A) THE LESSEE may declare as its substitute any company (existing or to be created) belonging to Abengoa, the present clause being held as express authorization from THE LESSOR in this respect.

      B) THE LESSEE may allow other companies of Abengoa, its mother company, the use of the areas leased in the present Contract, without this being considered as a sub-let, assignment or transfer of lease under rental legislation, or producing any increase in the agreed rent; this circumstance, however, will not produce any modification in the contractual relationship between THE LESSEE (or the company that substitutes it as LESSEE under the terms of the previous paragraph) and THE LESSOR.

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      C)    The contracts entered into by THE LESSEE with third parties related to its business activity as such, that is, installation of offices and storeroom facilities and technical installations prepared for outsourcing services to communications operators and other entities (services that consist in housing, maintenance and, if appropriate, operation of communication and/or computer equipment), will in no case be considered as a sub-let, assignment or transfer of lease, nor will they modify, in any case, the contractual relationship between THE LESSEE and THE LESSOR.

      For the purposes of this Clause, companies belonging to Abengoa will be those in which Abengoa holds, directly or indirectly, a shareholding equal to fifty percent (50%) or more of their share capital.

9.    Placement of Installations on the Roof of the Building

      Placement or maintenance of new installations on the roof or terrace of the Building by THE LESSEE, as well as any accessories, will be carried out exclusively under THE LESSEE's own responsibility and with all the official permits and licenses required, observing the applicable regulations and bylaws and the principles of good workmanship, and adopting all the safety measures required under the bylaws. All the expenses and services consumed arising from such installations will be to the account of THE LESSEE.

      THE LESSEE is free to decide, without the need for any authorization from THE LESSOR, the use of the roof terrace for placing publicity signs.

      THE LESSEE gives its authorization, from this moment, for THE LESSEE to install publicity signs or direction panels that include its logo and/or those of companies that are customers of Carrierhouse, S.A.

10.   CONSERVATION, MAINTENANCE AND SECURITY

10.1 THE LESSEE will not require authorization from THE LESSOR to carry out cleaning activities, nor to carry out normal conservation activities within the Premises (painting, minor repairs, etc.), nor for the installations and fittings in the Premises that do not require masonry works (carpeting, dividing panels, knock-down elements, etc.).

10.2 THE LESSEE shall, at its cost, maintain the areas that make up the leased Premises, as well as the accessories and installations with which they are equipped when handed over, in a perfect state of conservation, running order and cleanliness, carrying out the necessary repairs for any damage observed in these (Premises or installations) which it may have caused.

10.3 THE LESSOR shall carry out any repairs required for the conservation of the Building, either using its own means or those of others, with prior notification to and authorization from THE LESSEE, who undertakes to give THE LESSOR or the persons it authorizes, access during the day and, if the seriousness of the accident or repairs so requires, during the night, in order to carry out the necessary inspections and works. For all that set out in this point and in particular the consequences of such works, rights and obligations of THE LESSEE, the provisions of the Urban Rental Act (Ley Arrendamientos Urbanos) will be applied.

10.4 THE LESSOR undertakes to take out and keep up to date, at its cost, during the whole term of the present Contract or its successive renewals, and with an insurance company of recognized solvency, a fire and civil liability insurance policy covering the Premises. THE LESSEE

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      undertakes to take out and keep up to date, at its cost, during the whole term of the present Contract or its successive renewals, and with an insurance company of recognized solvency, a civil liability insurance policy covering any possible damages that, through its fault or negligence, may be caused in the Premises by fire or flood. At any moment, either of the parties may oblige the other to produce the corresponding insurance policy or certificate, to prove fulfillment of the terms of the present clause.

11.   SURETY BOND

      The Surety Bond, equal to two (2) month's rent, will be handed over to THE LESSOR on the first day of the month in which, the rent-free period having expired, payment of the rent for each Premises should begin. The Surety Bonds established for each of the Premises are as follows:

-     Premises E-1: Surety Bond for the amount of Pta. 12,895,658.

-     Premises E-2: Surety Bond for the amount of Pta. 14,438,750.

-     Premises D-1 .A: Surety Bond for the amount of Pta. 5,760,668.

-     Premises D-1.B: Surety Bond for the amount of Pta. 7,134,990.

-     Premises D-2.A: Surety Bond for the amount of Pta. 8,324,770.

-     Premises D-2.B: Surety Bond for the amount of Pta. 6,113.944.

-     Premises A-2.A: Surety Bond for the amount of Pta. 6,510,372.

-     Premises A-2.B: Surety Bond for the amount of Pta. 6,754,280.

-     Premises C: Bond for deposit the amount of Pta. 21,552,440.

-     Premises Appendix C: Surety Bond for the amount of Pta. 1,412,050.

-     Premises Basement: Surety Bond for the amount of Pta. 6,476,150.

The Surety Bonds for Premises A-1 and B were previously handed over by THE LESSEE and deposited with THE LESSOR.

The Surety Bonds may not be applied to the rent payments and will be returned to THE LESSEE upon termination of the Contract, after settlement of any expenses and payments for deterioration, if appropriate.

12.   REFORMS/ADAPTATIONS AND FITTING OUT

12.1 THE LESSOR authorizes THE LESSEE to carry out, after notifying the former in a justifiable manner, the works it considers necessary to adapt and fit out the leased Premises, once these have been handed over, and to carry out in the future any works necessary to maintain their adequacy for its needs, as long as such works do not modify the agreed uses nor damage nor affect the structure or safety of the Building, nor alter the communal elements.

12.2 Likewise, THE LESSOR undertakes to comply with (in the leased Premises) the current fire protection legislation and particularly Section 15.2 of regulation NBE-CPI-96 and Section 14 of the Community of Madrid's Fire Prevention Regulations dated October 18, 2000, all of this in relation to the fire resistance properties of the cladding panels and without taking into account the existing exterior walls.

12.3 THE LESSEE is specifically granted faculty (following notification to and authorization from THE LESSOR), to carry out the works required to install on the terrace or roof of the Building whatever transmission or reception elements for air conditioning or electricity supply, parabolic antennae, communications machinery or similar elements, that may be necessary for its business

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      activity. THE LESSOR hereby undertakes to authorize such works, as long as they do not cause any deterioration to the installations, structure or waterproofing of the roof.

12.4 THE LESSEE will not require any authorization whatsoever to carry out any reforms or installations necessary for its business activity that require masonry, electrical or plumbing works, etc., although such works must not, in any case, damage or deteriorate the structure or safety of the Building nor modify or change its communal elements, and THE LESSOR shall be notified of these, in advance and in a justifiable manner.

12.5 The corresponding Authorizations and Administrative Licenses required for the works to be carried out in the interior to adapt the Premises to the needs of THE LESSEE, or which, when appropriate, THE LESSEE requires in order to carry out its business activity, shall be requested, followed up and obtained by THE LESSEE.

12.6 THE LESSOR will give THE LESSEE all the necessary assistance to obtain the pertinent permits and licenses, providing any documentation when requested any other help required. In any case, THE LESSOR declares that there is no prohibition in existence that prevents THE LESSEE from carrying in the Premises the business activities authorized under the Contract signed between the Parties on March 15 last, as is set out in the Binding Consultation carried out on April 18, 2000, which is attached as Appendix 4.

12.7 Upon termination of the Contract, THE LESSEE may remove, at its convenience, the elements and equipment it has used in fitting out the areas, as long as this does not produce any impairment to the Premises compared to the state in which they were handed over by THE LESSOR. Any improvements made in the Premises will remain as property of the owner if this is thus agreed with THE LESSOR or if such improvements are left in the Premises by THE LESSEE at the time of handing them back upon termination of Contract. In any case, before such elements are removed, THE LESSEE will inform THE LESSOR on the work involved.

13.   ADDRESSES FOR NOTIFICATIONS

For the purposes of notification, the Parties establish the following addresses:

For THE LESSOR: the address indicated in this document.

Luis Cid Calzada,

Av. Europa, 18, Alcobendas, Madrid 28108.

For THE LESSEE:

Isidoro Costillo Iciarra

C/Los Vascos, 17, Madrid 28040.

Notifications will be considered correctly carried out and fully effective when served at the aforementioned addresses. Any change of address will come into effect as from the date on which it is notified, in a justifiable manner with indication of the address to be substituted.

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14.   FORMALIZATION IN PUBLIC DEED

Either of the Parties may compel the other to formalize the present Contract in Public Deed, all the expenses and taxes arising from such formalization being to the account of the Party that requested it.

15.   JURISDICTION AND APPLICABLE LEGISLATION

The Parties, expressly waiving any jurisdiction that may correspond, submit themselves and the interpretation and performance of the present Contract, to the Spanish legislation and the decision of the Courts and Tribunals of Alcobendas.

16.   ENTIRE AGREEMENT

The present Contract constitutes the entire agreement between the Parties in respect of its object, it substitutes all previous contracts and agreements between the Parties and it may not be modified except by way of another later document signed by the duly authorized representatives of the Parties.

The present Contract comes into effect on October 1 2000. In witness whereof, the present Contract is signed, in duplicate, in the place and on the date stated at the commencement.

VALGRAND 6, S.A.                                     CARRIEHOUSE, S.A.

Signed:                                              Signed:

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